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                                                                    EXHIBIT 12.2

                    RATIO OF EBITDA TO CASH INTEREST EXPENSES


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
                                                                               AS OF DECEMBER 31,
                                                     ------------------------------------------------------------------------
                                                        1995            1996           1997           1998           1999
                                                     -----------     -----------    -----------    -----------    -----------
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND
AMORTIZATION (EBITDA):
            Net Income                               $(3,187,046)    $ 6,115,588    $ 1,302,271    $ 6,075,784    $ 9,791,911
            Interest Expense                         $ 6,005,376     $ 5,539,850    $ 7,261,645    $14,636,534    $18,287,107
            Taxes                                    $         0     $   851,360    $   984,017    $ 4,310,170    $ 6,946,048
            Depreciation                             $   688,876     $   821,354    $ 1,194,186    $ 2,105,743    $ 3,482,202
            Amortization                             $         0     $         0    $         0    $         0    $         0
                                                     -----------     -----------    -----------    -----------    -----------
                Total                                $ 3,507,206     $13,328,152    $10,742,119    $27,128,231    $38,507,268
                                                     ===========    ===========    ===========    ===========     ===========

            Cash interest expenses                   $ 4,755,923     $ 6,784,204    $ 7,032,567    $14,148,717    $17,609,667

            Ratio of EBITDA to cash interest                0.74            1.96           1.53           1.92           2.19
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